As filed with the Securities and Exchange Commission on June 19, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ARENA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-2908305
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6154 Nancy Ridge Drive

San Diego, California 92121

(Address of Principal Executive Offices) (Zip Code)

Arena Pharmaceuticals, Inc. Amended and Restated 2017 Long-Term Incentive Plan

Arena Pharmaceuticals, Inc. 2020 Long-Term Incentive Plan

(Full title of the plan)

Joan Schmidt, Esq.

Executive Vice President, General Counsel and Secretary

6154 Nancy Ridge Drive

San Diego, California 92121

(Name and address of agent for service)

858.453.7200

(Telephone number, including area code, of agent for service)

Copy to:

Steven M. Przesmicki, Esq.

Cooley LLP

4401 Eastgate Mall

San Diego, California 92121

858.550.6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.0001 per share, issuable pursuant to outstanding inducement awards under the Arena Pharmaceuticals, Inc. Amended and Restated 2017 Long-Term Incentive Plan	610,705 shares	(2)	$45.46	(3)	$27,762,649.30	(3)	$3,603.59
Common Stock, par value $0.0001 per share, issuable pursuant to outstanding inducement awards under the Arena Pharmaceuticals, Inc. Amended and Restated 2020 Long-Term Incentive Plan	92,610 shares	(4)	$61.36	(5)	$5,682,549.60	(5)	$737.59
Common Stock, par value $0.0001 per share, issuable under the Arena Pharmaceuticals, Inc. Amended and Restated 2020 Long-Term Incentive Plan	650,000 shares	(6)	$61.65	(7)	$40,072,500.00	(7)	$5,201.41

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock of Arena Pharmaceuticals, Inc. (the “Registrant” or “Arena”) that, with respect to the shares registered hereunder, become issuable under the Arena Pharmaceuticals, Inc. Amended and Restated 2017 Long-Term Incentive Plan (the “2017 LTIP”) or the Arena Pharmaceuticals, Inc. Amended and Restated 2020 Long-Term Incentive Plan (the “2020 LTIP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)

Represents the shares of the Registrant’s Common Stock added to the shares previously authorized for issuance under the 2017 LTIP pursuant to the amendment and restatement of such plan approved by the Registrant’s Board of Directors on February 10, 2020, March 12, 2020, April 3, 2020, and May 14, 2020, which shares are reserved for issuance upon the exercise of outstanding stock options or pursuant to the vesting of restricted stock units or performance restricted stock units granted under the 2017 LTIP as inducement grants pursuant to Nasdaq Listing Rule 5635(c)(4).

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 610,705 shares of the Registrant’s Common Stock reserved for issuance upon the exercise of outstanding stock options or vesting of restricted stock units or performance restricted stock units granted under the 2017 LTIP as inducement grants pursuant to Nasdaq Listing Rule 5635(c)(4) are calculated using the weighted-average exercise price of the 580,275 outstanding stock options of $44.61 per share, and, with respect to the 30,430 shares issuable upon vesting of outstanding restricted stock units or performance restricted stock units, the average of the high and low prices of Registrant’s Common Stock on June 15, 2020, as reported on The Nasdaq Global Select Market.

(4)

Represents the shares of the Registrant’s Common Stock added to the shares previously authorized for issuance under the Arena Pharmaceuticals, Inc. 2020 Long-Term Incentive Plan, which plan was approved the Registrant’s stockholders on June 12, 2020, pursuant to the amendment and restatement of such plan approved by the Registrant’s Board of Directors on June 12, 2020, which shares are reserved for issuance upon the exercise of outstanding stock options or pursuant to the vesting of restricted stock units granted under the 2020 LTIP as inducement grants pursuant to Nasdaq Listing Rule 5635(c)(4).

(5)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 92,610 shares of the Registrant’s Common Stock reserved for issuance upon the exercise of outstanding stock options or vesting of restricted stock units granted under the 2020 LTIP as inducement grants pursuant to Nasdaq Listing Rule 5635(c)(4) are calculated using the exercise price of the 80,250 outstanding stock options of $61.34 per share, and, with respect to the 12,360 shares issuable upon vesting of outstanding restricted stock units, the average of the high and low prices of Registrant’s Common Stock on June 15, 2020, as reported on The Nasdaq Global Select Market.

(6)	Represents shares of the Registrant’s Common Stock authorized for issuance under the 2020 LTIP.

(7)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 650,000 shares of the Registrant’s Common Stock authorized for issuance under the 2020 LTIP are calculated using the exercise price of the 62,500 outstanding stock options of $61.31 per share, and, with respect to the 20,791 shares issuable upon vesting of outstanding restricted stock units and the 566,709 shares available for grant under the 2020 LTIP, the average of the high and low prices of Registrant’s Common Stock on June 15, 2020, as reported on The Nasdaq Global Select Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

Not required to be filed with this registration statement.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not required to be filed with this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Securities and Exchange Commission (“SEC”) are incorporated by reference into this registration statement (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K or other portions of documents filed with the SEC which are furnished, but not filed, pursuant to applicable rules promulgated by the SEC):

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 27, 2020; the information specifically incorporated by reference into the Registrant’s Annual Report on Form 10‑K for the year ended December 31, 2019, from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2020;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 7, 2020; the Registrant’s Current Reports on Form 8-K filed with the SEC on January 13, 2020, April 1, 2020, May 27, 2020, May 28, 2020, June 8, 2020, and June 16, 2020; and

(c) the description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A (File No. 000-31161), filed with the SEC on July 26, 2000, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such reports and documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this registration statement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant’s Certificate of Incorporation and Bylaws provide for indemnification of the Registrant’s directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the Registrant’s Certificate of Incorporation, Bylaws and the Delaware General Corporation Law (the “DGCL”), the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. The Registrant’s Certificate of Incorporation includes such a provision. As a result of this provision, the Registrant and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

As permitted under the DGCL, the Registrant has entered into indemnification agreements with each of its directors and certain of its executive officers that require the Registrant to indemnify such persons against any and all expenses (including attorneys’, witness or other professional fees), and, unless in connection with a proceeding by or in the right of the Registrant, any and all judgments, fines and amounts paid in settlement, actually and reasonably incurred by such persons or on such persons’ behalf in connection with any proceeding, whether actual or threatened, to which any such person may be involved as a party or otherwise by reason of the fact that such person is or was a director or an executive officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee, agent or fiduciary of another enterprise, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Under these agreements, the Registrant is not required to provide indemnification for certain matters, including:

•	indemnification beyond that permitted by applicable law;
•

except as provided in the indemnification agreements, an accounting of profits made from the purchase and sale (or sale and purchase) by such director or executive officer of securities of the Registrant within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law;

•

except as provided in the indemnification agreements, any reimbursement of the Registrant by such director or executive officer of any bonus or other incentive-based or equity-based compensation or of any profits realized by such director or executive officer from the sale of securities of the Registrant, as required in each case under the Exchange Act; or

•

except as provided in the indemnification agreements, in connection with any proceeding initiated by such director or executive officer, unless (i) the Registrant’s Board of Directors authorized the proceeding prior to its initiation or (ii) the Registrant provides the indemnification, in its sole discretion, pursuant to the powers vested in the Registrant under applicable law.

The indemnification agreements also set forth certain procedures, presumptions and remedies that will apply in the event of a claim for indemnification thereunder.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

Exhibit Number	Description of Document

4.1

Fifth Amended and Restated Certificate of Incorporation of Arena (incorporated by reference to Exhibit 3.1 to Arena’s quarterly report on Form 10-Q for the quarter ended June 30, 2002, filed with the Securities and Exchange Commission on August 14, 2002, Commission File No. 000-31161)

4.2

Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation of Arena (incorporated by reference to Exhibit 4.2 to Arena’s registration statement on Form S-8 filed with the Securities and Exchange Commission on June 28, 2006, Commission File No. 333-135398)

4.3

Certificate of Amendment No. 2 of the Fifth Amended and Restated Certificate of Incorporation of Arena, as amended (incorporated by reference to Exhibit 4.3 to Arena’s registration statement on Form S-8 filed with the Securities and Exchange Commission on June 30, 2009, Commission File No. 333-160329)

4.4

Certificate of Amendment No. 3 of the Fifth Amended and Restated Certificate of Incorporation of Arena, as amended (incorporated by reference to Exhibit 3.4 to Arena’s registration statement on Form S-8 filed with the Securities and Exchange Commission on June 20, 2012, Commission File No. 333-182238)

4.5

Certificate of Amendment No. 4 of the Fifth Amended and Restated Certificate of Incorporation of Arena, as amended (incorporated by reference to Exhibit 3.1 to Arena’s current report on Form 8-K filed with the Securities and Exchange Commission on June 15, 2017, Commission File No. 000-31161)

4.6

Certificate of Amendment No. 5 of the Fifth Amended and Restated Certificate of Incorporation of Arena, as amended (incorporated by reference to Exhibit 3.1 to Arena’s current report on Form 8-K filed with the Securities and Exchange Commission on June 16, 2020, Commission File No. 000-31161)

4.7

Amended and Restated Bylaws of Arena (incorporated by reference to Exhibit 3.2 to Arena’s current report on Form 8-K filed with the Securities and Exchange Commission on June 16, 2020, Commission File No. 000-31161)

4.8

Form of common stock certificate (incorporated by reference to Exhibit 4.7 to Arena’s registration statement on Form S-8, filed with the Securities and Exchange Commission on June 22, 2017, Commission File No. 333-218905)

5.1	Opinion of Cooley LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Cooley LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1	Arena Pharmaceuticals, Inc. Amended and Restated 2017 Long-Term Incentive Plan

99.2	Arena Pharmaceuticals, Inc. Amended and Restated 2020 Long-Term Incentive Plan

99.3	Form of Nonqualified Stock Option Grant Agreement for Employees and Consultants under the Arena Pharmaceuticals, Inc. Amended and Restated 2020 Long-Term Incentive Plan

99.4	Form of Restricted Stock Unit Grant Agreement under the Arena Pharmaceuticals, Inc. Amended and Restated 2020 Long-Term Incentive Plan

99.5	Form of Restricted Stock Unit Grant Agreement for Non-Employee Directors under the Arena Pharmaceuticals, Inc. Amended and Restated 2020 Long-Term Incentive Plan

99.6	Form of Nonqualified Stock Option Grant Agreement for Non-Employee Directors under the Arena Pharmaceuticals, Inc. Amended and Restated 2020 Long-Term Incentive Plan

 ITEM 9. UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 19, 2020.

ARENA PHARMACEUTICALS, INC.

By:	/s/ Amit D. Munshi
Amit D. Munshi President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Amit D. Munshi and Joan Schmidt, and each of them, as his or her true and lawful agent, proxy and attorney-in-fact, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	/s/ Amit D. Munshi	President and Chief Executive Officer and Director (principal executive officer)	June 19, 2020
Amit D. Munshi

By:	/s/ Laurie D. Stelzer	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	June 19, 2020
Laurie D. Stelzer

By:	/s/ Jayson Dallas	Director	June 19, 2020
Jayson Dallas, M.D.

By:	/s/ Oliver Fetzer	Director	June 19, 2020
Oliver Fetzer, Ph.D.

By:	/s/ Kieran T. Gallahue	Director	June 19, 2020
Kieran T. Gallahue

By:	/s/ Jennifer Jarrett	Director	June 19, 2020
Jennifer Jarrett

By:	/s/ Katharine Knobil	Director	June 19, 2020
Katharine Knobil, M.D.

By:	/s/ Garry A. Neil	Director	June 19, 2020
Garry A. Neil, M.D.

By:	/s/ Tina S. Nova	Director	June 19, 2020
Tina S. Nova, Ph.D.

By:	/s/ Manmeet S. Soni	Director	June 19, 2020
Manmeet S. Soni